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                          EXHIBIT 99


FOR IMMEDIATE RELEASE:  February 12, 1997

CONTACT: Cathy Califano, S.V.P./C.F.O., Haven Bancorp, tel.
         (718) 849-0330
         Hal Levine/Marty Cohen, The Levine Group, tel.
         (212) 682-8875


     HAVEN BANCORP ISSUES $25 MILLION OF CAPITAL SECURITIES


Woodhaven, NY--Haven Bancorp, Inc. (NASDAQ: HAVN), the holding company for Columbia Federal Savings Bank, today announced the completion of a $25 million private placement of 10.46% capital securities due February 1, 2027. The securities were issued by Haven Bancorp's recently formed unit, Haven Capital Trust I, and were underwritten by Sandler O'Neill & Partners, L.P. The securities were sold in an offering under Rule 144A of the Securities Act of 1933.

Proceeds of the issue are intended to be invested by Haven Capital Trust I in junior subordinated debentures issued by Haven Bancorp. The Capital Securities are guaranteed by Haven Bancorp. Net proceeds from the sale of the debentures will be used for general corporate purposes, including but not limited to, capital contributions to Columbia Federal Savings Bank, the financing of future acquisitions and the funding of repurchases of the Company's common shares.

Headquartered in Woodhaven, New York, Haven Bancorp is the holding company for Columbia Federal Savings Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance through nine full-service banking offices and five supermarket branches located in Queens, Brooklyn, Nassau and Suffolk counties. The Bank's deposits are insured by the FDIC.